UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) –April 29, 2011
________________________________

NEFFS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania _______________________ State or other jurisdiction of incorporation)	000-32605 _______________________ (Commission File Number)	23-2400383 ______________________ (IRS Employer Identification Number)

5629 Route 873 P.O. Box 10 Neffs, Pennsylvania ___________________________________ (Address of principal executive offices)	18065-0010 _________________________________ (Zip Code)
Registrant's telephone number including area code: (610) 767-3875

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  Results of Operations and Financial Condition

Neffs Bancorp, Inc. (the “Corporation”), a Pennsylvania business Corporation, is registered as a bank holding company under the Bank Holding Company Act of 1956and owns all of the outstanding stock of The Neffs National Bank.

Net income for the first quarter of 2011 was $886,000 or $4.96 per share compared to $823,000 or $4.49 per share for first quarter of 2010.  The Corporation incurred impairment charges on securities held to maturity of $31,000 in the first quarter of 2011 and $114,000 in the first quarter of 2010.

The Corporation’s total assets were $280,162,000 at March 31, 2011 compared to $278,463,000 at December 31, 2010.

The information in this Item 2.02 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, unless the Corporation specifically incorporates this information by reference into any such filing.

Neffs Bancorp, Inc.
Selected Consolidated Financial Data
As of March 31, 2011
Dollars in thousands, except per share data
(unaudited)

Selected Consolidated Statements of Income
	Quarter Ended March 31,
	2011	2010

Total interest income	$3,249	$3,263
Total interest expense	(1,125)	(1,244)

Net interest income	2,124	2,019
Provision for loan losses	(87)	(30)

Net interest income after provision for loan losses	2,037	1,989

Net impairment charge on securities	(31)	(114)
Gain on called security	3	-
Other income	55	62
Other expenses	(932)	(861)

Income before income taxes	1,132	1,076
Income tax expense	(246)	(253)

Net income	$886	$823

Per Share Data

Basic earnings	$4.96	$4.49
Book value	$262.55	$249.91
Dividends declared	$2.35	$2.00
Average shares outstanding	178,745	183,116
Actual shares outstanding	178,430	182,991

Selected Consolidated Statements of Financial Condition

	March 31, 2011	December 31, 2010

Total assets	$280,162	$278,463
Securities	145,072	143,760
Loans, net of allowance	121,680	120,772
Allowance for loan losses	1,202	1,114
Deposits	231,982	230,687
Stockholders' Equity	46,848	46,697

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEFFS BANCORP, INC.
(Registrant)

Dated: April 29, 2011	By:	/s/John J. Remaley
	Name:	John J. Remaley
	Title:	President